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                 [PIONEER-STANDARD ELECTRONICS, INC. LETTERHEAD]

Contact:          John V. Goodger                         July 16, 1996
                  216/587-3600                            FOR IMMEDIATE RELEASE

               PIONEER-STANDARD REPORTS RECORD FIRST QUARTER SALES

         CLEVELAND, July 16, Record sales of Pioneer-Standard Electronics, Inc. (NASDAQ.PIOS) of $375,156,000 for the first quarter ended June 30, 1996, reflect especially strong demand for computer systems products. The current quarter sales, which include the sales of Pioneer-Standard of Maryland, the Company's former affiliate which Pioneer acquired in November, 1995, were up 67 percent from the $224,724,000 recorded last year. The Company's sales, excluding the newly acquired affiliate, were $268,517,000, up 19 percent from last year.

         Operating profit was up 19 percent in the quarter. A shift in product mix and higher interest costs from increased debt led to slightly lower earnings compared to last year. The increased debt resulted from the purchase of the Company's former 50 percent-owned affiliate and to fund working capital needs to support the growth of the business. Net income for the Cleveland-based distributor of industrial electronic components and systems integrator of computer products and peripherals totaled $6,151,000 compared with $6,816,000 earned a year earlier. Earnings per share of 27 cents were 7 percent below the 29 cents in first quarter a year ago. Net income in the current year quarter included 100 percent of the Company's former affiliate. In the prior year, net income included only a 50 percent equity interest in the affiliate's earnings. Per share amounts for the prior year have been adjusted to reflect a 3-for-2 split of the Company's common shares effective September 6, 1995.

         James L. Bayman, chairman, president and chief executive officer of Pioneer, said that demand for computer systems products is driving sales growth throughout the industrial electronics distribution industry. "While business levels remain quite good, the rate of increase has somewhat moderated from the torrid pace of the past two years. We continue to invest in initiatives that foster long-term growth and greater operating efficiencies, including training and process improvements," Bayman added.

         Pioneer ranks fourth worldwide among industrial electronics distributors. Pioneer serves the approximately $21 billion North American industrial electronics distribution market from more than 50 locations supplying technical support, electronic components and systems integration of computer products and peripherals. Pioneer is International Organization for Standardization (ISO) certified and has an ISO-9002 registration for its sales, product management operations, commercial and military warehouses, systems integration, and connector and cable assembly operations. Additional information about Pioneer and its business partners can be found on the World Wide Web at http://www.pios.com.

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(TABLE ATTACHED)

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PIONEER-STANDARD ELECTRONICS, INC.

(Dollars in thousands except per share amounts, unaudited)

                                                           SALES AND EARNINGS
                                                              Three Months
         Period ended June 30                            1996               1995
         --------------------                            ----               ----
         Net sales                                     $375,156           $224,724
         Cost of sales                                  308,990            181,114
         Operating expenses                              51,348             31,148
                                                       --------           --------
         Operating profit                                14,818             12,462
         Interest expense                                 3,904              1,449
         Equity earnings                                   ----                451
                                                       --------           --------
         Income before taxes                             10,914             11,464
         Taxes                                            4,763              4,648
                                                       --------           --------
         Net income                                    $  6,151           $  6,816
                                                       ========           ========
         Earnings per share                            $    .27           $    .29
         Dividends per share                           $    .03           $   .023
         Average shares outstanding                  23,138,433         23,085,351
         Shares outstanding, end of period           22,534,167         22,427,731



                                                      CONDENSED BALANCE SHEETS
                                                       June 30, 1996 and 1995

Assets                               1996           1995           Liabilities & Equity          1996              1995
- ------                               ----           ----           --------------------          ----              ----
Current assets                                                     Current Liabilities
  Cash                          $  31,713      $  16,454             Current debt             $  29,500         $   3,000
  Receivables                     204,973        129,518             Accounts payable           163,576           113,450
  Inventory                       263,914        147,172             Other                       41,100            29,665
  Other                            13,256          7,986                                       --------          --------
                                 --------       --------               Total                   $234,176          $146,115
    Total                        $513,856       $301,130           Long-term debt               212,481            77,316
Net fixed assets                   47,961         34,837           Deferred taxes                 2,328             2,232
Intangible & Other                 43,636         23,051           Equity                       156,468           133,355
                                 --------       --------                                       --------          --------
                                 $605,453       $359,018                                       $605,453          $359,018
                                 ========       ========                                       ========          ========


Per share figures and shares outstanding are adjusted to reflect the September 6, 1995 3-for-2 share split.

Effective November 30, 1995, the Company acquired the remaining 50% of the common stock of Pioneer-Standard of Maryland, Inc. that it did not already own. The income statement for the current year quarter includes the operating results of Maryland. The balance sheet as of June 30, 1996 includes the assets and liabilities of the two companies on a consolidated basis. Prior to the acquisition, the Company included 50% of Maryland's net income on the equity method and sales of the two companies were not consolidated for reporting purposes. Proforma sales of the two organizations for the 1995 quarter were $304,211,000.

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